Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-90254) pertaining to the Laclede Gas Company Salary Deferral Savings Plan, of our report dated June 14, 2017, on our audits of the statements of net assets available for benefits of Laclede Gas Company Salary Deferral Savings Plan as of December 31, 2016 and September 30, 2016, and the related statements of changes in net assets available for benefits for the period from October 1, 2016 through December 31, 2016, and for the year ended September 30, 2016, which report appears in the December 31, 2016, annual report on Form 11-K of Laclede Gas Company Salary Deferral Savings Plan.

St. Louis, Missouri
June 14, 2017